HEI Exhibit 21.1

Hawaiian Electric Industries, Inc.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of all direct and indirect subsidiaries of the registrant as of February 23, 2016. The state/place of incorporation or organization is noted in parentheses and subsidiaries of intermediate parent companies are designated by indentations.
Hawaiian Electric Company, Inc. (Hawaii)
Maui Electric Company, Limited (Hawaii)
Hawaii Electric Light Company, Inc. (Hawaii)
Renewable Hawaii, Inc. (Hawaii)
Uluwehiokama Biofuels Corp. (Hawaii)
HECO Capital Trust III (Delaware)
ASB Hawaii, Inc. (Hawaii)
American Savings Bank, F.S.B. (federally chartered)
HEI Properties, Inc. (Hawaii) (dissolution effective on December 11, 2015)
Hawaiian Electric Industries Capital Trust II (a statutory trust) (Delaware) (potential financing entity) (dissolution effective on December 14, 2015)
Hawaiian Electric Industries Capital Trust III (a statutory trust) (Delaware) (potential financing entity) (dissolution effective on December 14, 2015)
The Old Oahu Tug Service, Inc. (Hawaii)